OLD POINT FINANCIAL CORPORATION 1ST QUARTER 2005

EARNINGS RELEASE

Hampton, Virginia, April 14, 2005: Old Point Financial Corporation (Nasdaq “OPOF”) announced today first quarter 2005 net income of $2.06 million as compared with $2.09 million earned in the comparable quarter in 2004. Although net income was down slightly on a quarter-to-quarter basis, net income before securities gains for the first quarter of 2005 was up by 5.7% due to significantly larger securities gains realized in the first quarter of 2004. Total assets as of March 31, 2005 were $690.7 million, up 4.5% from the previous year total of $660.8 million. Net loans increased by 6.2% to $426.9 million from $401.8 million on March 31, 2004. Total deposits as of March 31, 2005 were up 1.6%, to $517.1 million from the 2004 first quarter total of $509.1 million. Basic earnings per share for the first quarter 2005 were $0.51, or $0.50 on a fully diluted basis. Annualized return on average assets (ROA) for the first quarter of 2005 was 1.19%. Return on equity (ROE) was 11.88%.

"We're optimistic about 2005," said Old Point Financial Corporation Chairman and CEO Robert F. Shuford. "We opened our New Town office in Williamsburg this quarter, and we’re anticipating opening our Independence office in Virginia Beach before year-end. We’re also about to launch a new checking strategy that should be very popular with consumers and will generate low-cost deposits for us."

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 17-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757/728/1286

Old Point Financial Corporation
Consolidated Balance Sheets

(dollars in thousands)

Assets
	31-Mar-05	31-Mar-04
Cash and due from banks	$ 15,676	$ 17,201
Federal Funds Sold	14,184	22,060
Cash and cash equivalents	29,860	39,261
Investments:
Securities available for sale, at market	195,323	181,261
Securities to be held to maturity	3,525	11,589
Loans, net of allowance	426,902	401,828
Bank Premises and Equipment	19,212	14,260
Other Assets	15,909	12,587

Total assets	$ 690,731	$ 660,786

Liabilities

Noninterest-bearing deposits	$ 106,566	$ 121,775
Savings deposits	195,707	182,107
Time deposits	214,792	205,251
Total Deposits	517,065	509,133
Federal funds purchased, repurchase	52,960	32,127
agreements and other borrowings
Federal Home Loan Bank Advances	50,000	50,000
Accrued expenses and other liabilities	2,171	3,507

Total liabilities	$ 622,196	$ 594,767

Stockholders' equity
Common stock, $5.00 par value	20,081	19,951
2005 2004
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 4,016,144 3,990,151
Additional paid-in capital	14,153	12,872
Retained earnings	36,190	31,410
Accumulated other comprehensive income(loss)	(1,889)	1,786

Total stockholders' equity	68,535	66,019

Total liabilities and stockholders' equity	$ 690,731	$ 660,786

Old Point Financial Corporation
Consolidated Statements of Earnings

	3 Months	3 Months
	Ended	Ended
	31-Mar-05	31-Mar-04

(dollars in thousands,
except per share amounts)

Interest Income

Interest and fees on loans	$ 6,754	$ 6,439
Interest on federal funds sold	35	43
Interest on securities
Taxable	1,375	1,173
Exempt from Federal income tax	444	495
Dividends and interest on all other securities	55	31
Total interest and dividend income	8,663	8,181

Interest Expense

Interest on savings deposits	322	235
Interest on time deposits	1,485	1,353
Interest on federal funds purchased and	224	66
securities sold under agreement to repurchase
Interest on FHLB advances	584	540
Total interest expense	2,615	2,194

Net interest income	6,048	5,987
Provision for loan losses	225	150

Net interest income after provision for	5,823	5,837
loan losses

Noninterest Income

Income from fiduciary activities	717	671
Service charges on deposit accounts	1,072	748
Other service charges, commissions and fees	498	407
Income from bank owned life insurance	123	111
Security gains(losses)	5	152
Other operating income	91	59
Total noninterest income	2,506	2,148

Noninterest Expense

Salaries and employee benefits	3,411	3,209
Occupancy and equipment	757	743
Postage and courier	118	100
Service fees	129	92
Data processing	147	151
Customer development	132	89
Employee professional development	115	111
Other	689	634
Total noninterest expenses	5,498	5,129

Income before income taxes	2,831	2,856
Income tax expense	774	764

Net income	$ 2,057	$ 2,092

Per Share
Based on weighted average number of common	4,015,377	3,983,561
shares outstanding
Basic earnings per share	$ 0.51	$ 0.53
Diluted Earnings per share	$ 0.50	$ 0.51
Cash Dividends Declared	$ 0.16	$ 0.15